As filed with the Securities and Exchange Commission on
                                November 5, 1996.


                           Registration No. 333-14549


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  PRE-EFFECTIVE
                                 AMENDMENT NO. 1

                                       TO


                                    FORM S-3


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                             Tel-Save Holdings, Inc.
             (Exact name of registrant as specified in its charter)


                                    Delaware
         (State or other jurisdiction of incorporation or organization)


                                   23-2827736
                     (I.R.S. Employee Identification Number)


               6805 Route 202, New Hope, Pa. 18938 (215) 862-1500
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                              Aloysius T. Lawn, IV
                          General Counsel and Secretary
                             Tel-Save Holdings, Inc.
                                 6805 Route 202
                               New Hope, PA 18938
                                 (215) 862-1500
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


       Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ( )

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (as defined below), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. (x)

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( ) ___________

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( ) __________

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ( )


                         CALCULATION OF REGISTRATION FEE


                                Proposed       Proposed
 Title of                        Maximum        Maximum
  Shares          Amount        Aggregate      Aggregate        Amount of
   To Be           To Be          Price        Offering       Registration
Registered      Registered      Per Unit        Price             Fee(1)
----------      ----------      --------        -----             ---

  Common        1,308,446       $24.09      $31,520,464       $9,551.66
   Stock

(1) Calculated pursuant to paragraph (c) of Rule 457 under the Securities Act of 1933, as amended, on the basis of the average of the high and low sale prices for a share of common stock on the Nasdaq National Market on October 30, 1996, which is within five business days prior to filing.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

                             Subject to Completion,
                                November 5, 1996


                                   Prospectus


                                2,308,446 Shares


                             Tel-Save Holdings, Inc.

                                  Common Stock


       This Prospectus covers the offering for resale of 2,308,446 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of Tel-Save Holdings, Inc., a Delaware corporation (the "Company"), which the Company issued or will issue upon the exercise of warrants and may be offered from time to time by the Selling Stockholders named herein under "Selling Stockholders." The Company will receive no part of the proceeds of sales made hereunder, although certain portions of the proceeds will be used to repay indebtedness to the Company. All expenses of registration incurred in connection with this public offering are being borne by the Company, except for the fees, expenses and disbursements of the Selling Stockholders' counsel. None of the Shares have been registered prior to the filing of the Registration Statement of which this Prospectus is part.



       The Common Stock is quoted on the Nasdaq National Market under the symbol "TALK." On November 4, 1996, the last reported sale price of the Common Stock was $24.75 per share.



       The Shares may be offered by the Selling Stockholders for sale through underwriters or dealers or from time to time on the Nasdaq National Market, or otherwise, at prices then obtainable. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Selling Stockholders and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be underwriters within the meaning of the Securities Act. Commissions received by underwriters or by any such broker may be deemed to be underwriting commissions under the Securities Act. See "PLAN OF DISTRIBUTION."



       Prospective investors should consider carefully the matters discussed under "RISK FACTORS" beginning on page 5.


       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

       No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this Prospectus in connection with the offering made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of its agents. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date as of which information is given in this Prospectus. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such solicitation.

                              AVAILABLE INFORMATION

     The Company is subject to the  information  reporting  requirements  of the
Securities  Exchange  Act of 1934,  as  amended  (the  "Exchange  Act"),  and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. Copies of all or part of such materials may also be obtained at prescribed rates from the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information. Such material also can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

       The Company has filed with the Commission a registration statement (which term shall encompass any amendments thereto) on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered hereby (the "Registration Statement"). This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to the Registration Statement, including the exhibits thereto, and the financial statements and notes thereto filed or incorporated by reference as a part thereof, which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete, and, in each such instance, are qualified in all respects by reference to the applicable documents filed with the Commission. The Registration Statement and the exhibits thereto filed by the Company with the Commission may be inspected and copied at the locations described above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The following documents filed by the Company with the Commission pursuant to the Exchange Act (Commission File No. 0-26728) are incorporated herein by reference:

                (a) the Company's annual report on Form 10-K for the year ended December 31, 1995;


                (b) the Company's quarterly reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996;

                (c) the description of the Company's Common Stock contained in the Company's registration statement pursuant to Section 12(g) of the Exchange Act on Form 8-A, filed on September 8, 1995.


       All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment that indicates the termination of this offering shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents.

       Any statements contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

       The Company will provide, without charge to each person to whom this Prospectus has been delivered, a copy of any or all of the documents referred to above that have been or may be incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to Tel-Save Holdings, Inc., 6805 Route 202, New Hope, Pennsylvania 18938 Attention: Aloysius
T. Lawn, IV, General Counsel and Secretary. Telephone requests may be directed to (215) 862-1500.

       THIS PROSPECTUS CONTAINS AND INCORPORATES BY REFERENCE CERTAIN FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 WITH RESPECT TO

THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF THE COMPANY, INCLUDING, WITHOUT LIMITATION, STATEMENTS HEREIN UNDER "RECENT DEVELOPMENTS" AND STATEMENTS UNDER THE CAPTION "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" IN THE COMPANY'S ANNUAL AND QUARTERLY REPORTS. THESE FORWARD LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. NO ASSURANCE CAN BE GIVEN THAT ANY OF SUCH MATTERS WILL BE REALIZED. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FACTORS DISCUSSED IN THE SECTION HEREIN ENTITLED "RISK FACTORS."


                                  RISK FACTORS

Dependence on AT&T


       The design for the Company's long distance network, which is known as "OBN" or "One Better Network," relies upon AT&T Corp. ("AT&T") transmission facilities, international long distance services, and operator services. If AT&T were to terminate the Company's use of AT&T transmission facilities, international long distance services, or operator services, the Company would seek to enter into similar arrangements with other long distance providers. There can be no assurance that the terms of such agreements would be favorable to the Company. The Company's current operations and strategy with OBN emphasize the quality and functionality of the AT&T (now Lucent Technologies, Inc., hereinafter "Lucent") manufactured equipment, AT&T-provided transmission facilities and billing services, and AT&T operator services. Loss of the ability to market OBN emphasizing the quality of these AT&T-based services could have a material adverse effect on the Company's results of operations and financial condition.



       The Company also will continue to depend on AT&T to provide the AT&T telecommunication services that the Company resells directly to end users and to independent marketing companies known as "partitions," which in turn resell the services on the AT&T network to end users. The Company's ability to resell such services on the AT&T network depends upon whether it can continue to maintain a favorable relationship with AT&T. AT&T may terminate the provision of services under its tariffs for limited reasons, including for nonpayment by the Company, for national defense purposes or if the provision of services to the Company were to have a substantial adverse impact on AT&T's network. While AT&T policy historically has been to provide 30-day notice prior to termination of services, there are no specific notice requirements with respect to such termination. Although the Company has no specific contingency arrangements in place to provide service to end users if AT&T were to discontinue its service to the Company, based upon discussions that the Company has had with other long distance providers and based upon such providers' published tariffs, the Company believes that it could negotiate and obtain contracts with other long distance providers to resell long distance services at rates comparable to its current contract tariffs with AT&T. If the Company were to enter into contracts with another provider, however, the Company believes it would take approximately 14 to 28 days to switch end users to that provider. Although the Company believes it may have the right to switch end users without their consent to such other providers, end users have the right to discontinue such service at any time. Accordingly, the termination or non-renewal of the Company's contract tariffs with AT&T or the loss of telecommunication services from AT&T would have a material adverse effect on the Company's result of operations and financial condition. See "RECENT DEVELOPMENTS."


Risks Related to Development of OBN


       Prior to the deployment of OBN, the Company marketed services by emphasizing its use of AT&T's transmission facilities and switches ("AT&T network") and billing services. Although such marketing can continue for services on the AT&T network that the Company resells under the new AT&T contract tariff described herein under the heading "Recent Developments," the Company has had to reduce its emphasis on AT&T in marketing OBN, which makes less use of the AT&T network. There can be no assurance that the Company will be able to market OBN successfully, even though OBN uses Company-owned, AT&T (now Lucent) manufactured switching equipment and AT&T transmission facilities, and employs the billing services of AT&T and AT&T's College and University Systems ("ACUS"), a wholly-owned strategic business unit of AT&T. Failure to market OBN successfully would have a material adverse effect on the Company's financial condition and results of operations.


       Additionally, there can be no assurance that the Company will be able to maintain or secure AT&T contract tariffs for transmission on OBN at cost-effective rates. Further, to the extent that the Company, rather than AT&T, is responsible for providing the Company's telecommunications services, the Company's potential liability increases if such services are not provided.

       OBN  utilizes  AT&T  (now  Lucent)   manufactured   5ESS-2000   switching
equipment, which employs the new Digital Networking Unit-SONET (Synchronous Optical Network) technology and the 5E10 software. While the 5ESS-2000 switches have operated successfully in the local environment, the Digital Networking
Unit-SONET and 5E10 software offer new technologies that have not been used extensively, and there can be no assurance that the switches will function effectively.

       Additional management personnel and information systems are required to support OBN, the costs of which are increasing the Company's overhead. In order for the Company to provide service over OBN, the Company must operate and be responsible for the maintenance of its own switching equipment. While the Company has hired additional personnel with experience in operating a switch-based provider, there can be no assurance that the Company will be successful in operating as a switch-based provider.

       Moreover, operation as a switch-based provider subjects the Company to risk of significant interruption in the provision of services on OBN in the event of damage to the Company's facilities (switching equipment or connections to AT&T transmission facilities) such as could be caused by fire or natural disaster. Such interruptions could have a material adverse effect on the Company's financial condition and results of operations.

       The Company's deployment of OBN is intended to increase gross margins, which have decreased over the past 3 years during which the Company has operated as a switchless, nonfacilities-based reseller of AT&T services. Gross profit, as a percentage of sales, has decreased largely as a result of the Company's offering higher volume discounts to new and larger partitions. Any difficulties in rendering OBN fully functional could result in a negative impact on margins and the results of operations, and the more gradual transitioning of existing end users to OBN that the Company now plans as a result of its new AT&T contract tariff described herein under the heading "RECENT DEVELOPMENTS" will delay the Company's realization of improved gross margins.

Potential Decline in Pricing of Long Distance Services


       Although the basic rates of the three largest long distance carriers -- AT&T, MCI Communications Corp. and Sprint Corporation -- have consistently increased over the past three years and remained generally unchanged through the third quarter of 1996, AT&T and other carriers have announced new price plans aimed at residential customers with significantly simplified rate structures, which may have the impact of lowering overall long distance prices. There can be no assurance that AT&T or other carriers will not make similar offerings available to the small to medium-sized businesses that the Company serves. Although OBN makes the Company more price competitive, a reduction in long distance prices still may have a material adverse impact on the Company's profitability.


Dependence Upon Key Personnel

       The success of the Company's operations during the foreseeable future will depend largely upon the continued services of Daniel Borislow and Gary W. McCulla. Mr. Borislow and Mr. McCulla have entered into employment agreements with the Company that contain non-competition covenants that extend for a period of up to 18 months following termination of employment.

       The Company's success also depends in part on its ability to manage, attract and retain qualified personnel. Competition for such personnel is intense. There can be no assurance that the Company will be successful in attracting and retaining the personnel that it requires to manage the growth of its business successfully. The Company's results of operations could be adversely affected if the Company were unable to attract, manage and retain these personnel, or if revenue were to fail to increase at a rate sufficient to absorb the resulting increase in expenses.

Reliance on AT&T Billing Services


       The Company uses billing services provided by AT&T and ACUS. There can be no assurance that either AT&T or ACUS will continue to offer billing services to the Company on terms acceptable to the Company. AT&T has begun to remove its name on bills for which it provides billing services and could further obscure its role in providing billing services or cease providing billing services altogether. Loss of the AT&T and ACUS billing services or decreased customer awareness of the AT&T name could have a material adverse effect on the Company's marketing strategy and retention of existing partitions and end users. The Company is developing its own information systems in order to have its own billing capacity, although the Company has not provided such direct billing services to end users in the past.


Competition

       The long distance telecommunications industry is highly competitive and affected by the introduction of new services by, and the market activities of, major industry participants. Competition in the long distance business is based upon pricing, customer service, billing services and perceived quality. The Company competes against various national and regional long distance carriers and competes against the numerous companies in the long distance telecommunications market that offer essentially the same services as the Company. Several of the Company's competitors are substantially larger and have greater financial, technical and marketing resources than the Company. The Company's competitors that resell non-AT&T services do so at prices below that which the Company can provide as an AT&T switchless reseller, although the deployment of OBN enables the Company to be price competitive with non-AT&T resellers at current industry pricing levels. The ability of the Company to compete effectively in the telecommunications industry will depend upon the Company's continued ability to provide high quality services at prices generally competitive with, or lower than, those charged by its competitors. Although the Company's gross margins are expected to improve following the deployment of OBN, revenues could decline if competition for long distance service forced the Company to offer services at greater discounts.

       Recent changes in the regulation of the telecommunications industry may impact the Company's competitive position. The Telecommunications Act of 1996 (the "1996 Act") effectively opens up the long distance market to competition from the Bell Operating Companies and Regional Holding Companies (collectively, "RBOCs"). The entry of these well-capitalized and well-known entities into the long distance market could significantly alter the competitive environment in which the Company operates because of the established relationship the RBOCs have with their local service customers (and the likelihood that the RBOCs will take advantage of those relationships), as well as the possibility of interpretations of the 1996 Act favorable to the RBOCs, which may make it more difficult for other providers, such as the Company, to compete to provide long distance services.

Maintenance of End User Base

       End users are not obligated to purchase any minimum usage amount and can discontinue service, without penalty, at any time. There can be no assurance that end users will continue to buy their long distance telephone service through the Company or through partitions that purchase services from the Company. In the event that a significant portion of the Company's end users decides to purchase long distance service from another long distance service provider, there can be no assurance that the Company will be able to replace its end user base from other sources. Loss of a significant portion of the Company's end users would have a material adverse effect on the Company's results of operations and financial condition.

       A high level of customer attrition is inherent in the long distance industry, and the Company's revenues are affected by such attrition. Attrition is attributable to a variety of factors, including termination of customers by the Company for non-payment and the initiatives of existing and new competitors as they engage in, among other things, national advertising campaigns, telemarketing programs and the issuance of cash or other forms of incentives.

Reliance on Independent Carrier and Marketing Companies; Lack of Control Over Marketing Activities

       The Company markets services primarily through independent carriers and marketing companies known as "partitions," which generally have entered into non-exclusive agreements with the Company. Most partitions to date have made no minimum use or revenue commitments to the Company under these agreements. If the Company were to lose access to services on the AT&T network or billing services or experiences difficulties with OBN, the Company's agreements with partitions could be adversely impacted.


       One partition, The Furst Group, Inc., accounted for approximately 13 percent of the Company's sales in the third quarter of 1996. Two other partitions together accounted for approximately 8 percent of the Company's sales in the third quarter of 1996. The Company's direct marketing operations accounted for less than one percent of the Company's sales in the third quarter of 1996. In the event that any of the partitions, and particularly the three significant partitions noted above, were to cease doing business with the Company, the financial condition or results of operations of the Company could be materially adversely affected.


       Certain marketing practices, including the methods and means to convert a customer's long distance telephone service from one carrier to another, have recently been subject to increased regulatory review at both the federal and state levels. This increased regulatory review could affect possible future acquisitions of new business from new partitions or other resellers. Provisions in the Company's partition agreements mandate compliance by the partitions with applicable state and federal regulations. Because the Company's partitions are independent carriers and marketing companies, the Company is unable to control completely such partitions' activities. The Company is also unable to predict the extent of its partitions' compliance with applicable regulations or the effect of such increased regulatory review.

Government Regulation


       The  Company is  subject  to  regulation  by the  Federal  Communications
Commission ("FCC") and by various state public service and public utility commissions as a nondominant provider of long distance services. The Company and its partitions no longer will be required to file tariffs for interstate service with the FCC under an FCC order adopted on October 29, 1996. See "RECENT DEVELOPMENTS." The Company and its partitions, however, are still required to file tariffs for international service with the FCC and to obtain approval for intrastate service provided in most of the states in which they market long distance services. Changes in existing policies or regulations in any state or by the FCC could materially adversely affect the Company's results of operations, particularly if those policies make it more difficult to obtain service from AT&T or other long distance companies at competitive rates, or otherwise increase the cost and regulatory burdens of providing services. There can be no assurance that the regulatory authorities in one or more states or the FCC will not take action having an adverse effect on the business or financial condition or results of operations of the Company. Regulatory action by the FCC or the states also could adversely affect the partitions, or otherwise increase the partitions' cost and regulatory burdens of providing long distance services. As it engages in direct marketing to end users, the Company will be subject to applicable regulatory standards for marketing activities and the increased FCC and state attention to certain marketing practices may become more significant to the Company.

Adverse Effect of Rapid Change in Technology and Service

       The telecommunications industry has been characterized by rapid technological change, frequent new service introductions and evolving industry standards. The Company believes that its future success will depend on its ability to anticipate such changes and to offer on a timely basis services that meet these evolving standards. There can be no assurance that the Company will have sufficient resources to make necessary investments or to introduce new services that would satisfy an expanded range of partition and end user needs.

Expansion into New Business Activities

       In addition to relying on marketing performed by its partitions, the Company has begun to market its long distance service directly to end users. Such direct marketing has and is expected to continue to increase the Company's costs as it hires new employees, provides increased customer support and collection services, and acquires additional equipment and facilities. The Company is required to comply with additional regulatory standards for direct marketing of telecommunications services. Direct marketing by the Company may also adversely affect its relationship with its partitions as both the Company and the partitions will be competing to provide similar services.


       The Company plans to provide a full range of telecommunications services to tenants of multi-tenant office and residential buildings and complexes as a competitive telecommunications provider or "CTP." To provide such services, the Company will invest in additional equipment and software and augment its customer service and direct sales force. The Company may also be subject to additional regulatory requirements. The Company will need the approval of the owners, developers or mortgagors of the buildings to provide these services, and there can be no assurance that the Company will be able to obtain the requisite approvals. The Company has not functioned previously in this context and faces competition from other providers that offer similar services.

Control by Existing Stockholders; Anti-Takeover Considerations


       As of the date of this Prospectus, Mr. Borislow owns beneficially approximately 45.6% of the outstanding Common Stock, including approximately 12.7% pursuant to a voting trust with Paul Rosenberg. In addition, certain warrant holders have agreed to hold the shares of Common Stock that they receive upon the exercise of their warrants in voting trusts, the voting trustee for which would be Mr. Borislow. See "SELLING STOCKHOLDERS." Accordingly, Mr. Borislow, individually, effectively has the ability to control the election of all of the members of the Company's Board of Directors and the outcome of corporate actions requiring majority stockholder approval. Even as to corporate transactions in which super-majority approval may be required, such as certain fundamental corporate transactions, Mr. Borislow effectively will control the outcome of such actions.


       The Company also has an authorized class of 5,000,000 shares of preferred stock that may be issued by the Board of Directors on such terms and with such rights, preferences and designations as the Board may determine. Issuance of such preferred stock, depending upon the rights, preferences and designations thereof, may have the effect of delaying, deterring or preventing a change in control of the Company. In addition, the Delaware General Corporation Law and other provisions of the Company's Amended and Restated Certificate of Incorporation, including the provision of the Amended and Restated Certificate that provides that the Board of Directors be divided into three classes each of which is elected for three years, and the Bylaws contain provisions that may have the effect of delaying or preventing a change in control of the Company.

       Such anti-takeover effects may deter a third party who would propose to acquire the Company or to engage in a similar transaction affecting control of the Company in which the Company's stockholders might receive a premium for their shares over the then-current market value.

Shares Eligible for Future Sale


       Future sales of substantial amounts of the Company's Common Stock could adversely affect the market price of the Common Stock. As of the date of this Prospectus, Mr. Borislow owns beneficially 45.6% of the outstanding Common Stock, and a decision by Mr. Borislow to sell his shares could adversely affect the market price of the Common Stock. Of the Company's 29,917,446 outstanding shares of Common Stock, 16,342,446 shares are freely tradeable by persons other than "affiliates" of the Company. Of the remaining 13,575,000 shares of Common Stock, none are, under current interpretations, eligible for resale until after the expiration of the lock-up period pursuant to Rule 144 under the Securities Act in September 1997.


       There are outstanding options to purchase 3,829,900 shares of Common Stock held by employees, former employees or directors of the Company.

In addition to the Warrants underlying the shares being offered by this Prospectus, there are warrants to purchase up to 1,816,000 shares of Common Stock ("Other Warrants").

       Paul Rosenberg, the holder of 3,795,000 shares of Common Stock, has the right, under certain conditions, to participate in future registrations of Common Stock and to cause the Company to register certain shares of Common Stock owned by him. Holders of the Other Warrants also have registration rights under certain conditions.

       Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, may adversely affect the market price of the Common Stock.


                          THE COMPANY

       The Company, originally incorporated in 1989 as Tel-Save, Inc., provides long distance telephone service throughout the United States primarily to small and medium-sized businesses. For further information about the business and operations of the Company, reference is made to the Company's reports incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

       The principal executive offices of the Company are located at 6805 Route 202, New Hope, Pennsylvania 18938, and its telephone number is (215) 862-1500.


                      RECENT DEVELOPMENTS

       In October 1996, the Company subscribed to a new AT&T contract tariff, which permits the Company to continue to resell AT&T long distance services, including AT&T-SDN service, through mid-1998. The new AT&T contract tariff also includes other AT&T services (such as international long distance, inbound and outbound services) that will be used in the Company's new nationwide long distance network, OBN. The rates that the Company will pay under the new AT&T contract tariff are more favorable to the Company than under previous tariffs. During its term, the new AT&T contract tariff will enable the Company to minimize possible attrition that might result from moving existing end users from the AT&T network to OBN. The new AT&T contract tariff also permits a more gradual introduction of OBN, which should reduce the expense of providing the capacity required in a more rapid phase-in of OBN and lessen the impact of any technical difficulties during the phase-in of OBN. The more gradual introduction of OBN, however, will postpone the Company's realization of the anticipated benefit of the more favorable margins for OBN service, and the new AT&T contract tariff requires the Company to commit to purchase $240 million of service from AT&T over the next 4 years. This commitment is larger than any previous commitment that the Company has made, but the Company believes that it can be met based on its current purchases of long distance service from AT&T of approximately $10 million per month. Further, the Company can terminate the new contract tariff without liability to AT&T at the end of 18 months if the Company has purchased $90 million in services from AT&T under the new contract tariff. The Company can also terminate the new contract tariff without liability to AT&T in the first 18 months if the Company and AT&T enter into a new contact tariff or another contract with a revenue commitment of at least $5 million per month and a term of at least the difference between 18 months and the number of months that the Company subscribed to the contract tariff, provided that the Company must purchase or pay for AT&T services under the contract tariff of at least $5 million per month for the months prior to such termination.


       The Company is continuing the deployment of OBN, which features five Company-owned, AT&T (now Lucent) manufactured 5ESS-2000 switches connected by AT&T digital transmission facilities. Installation of the transmission facilities and the five switches -- in Jacksonville, New York City, Chicago, Dallas and San Francisco -- is substantially complete, and testing of the network is being performed by the Company and the local exchange carriers ("LECs") whose local networks interconnect with the Company's long distance network. The Company is now in the process of activating access to the local areas that will be served by each switch, and has begun placing end users on OBN through the Jacksonville switch. OBN includes echo cancellation equipment purchased from Lucent. The Company expects OBN to become functional over the next three months.

       The Company believes that gross operating margins for OBN long distance service will be higher than for AT&T long distance service. AT&T long distance service is "bundled," which means that the Company pays a single, all-inclusive price to AT&T for switching, transmission, and LEC access. OBN long distance service is "unbundled," which means that the Company provides its own switching, pays AT&T for transmission, and pays access fees directly to LECs. The "unbundled" charges per call on OBN are expected to be less than the "bundled" charge paid to AT&T. In addition, OBN should result in a faster and more reliable "provisioning" process, in which end users who have requested the Company's services actually begin to receive those services.

       OBN is the focus of the Company's current direct marketing efforts to end users. The Company is also encouraging OBN sales through independent telecommunications carriers known as "partitions" that purchase the Company's services for resale to end users. The Company expects that by the end of the fourth quarter of 1996 a significant portion of its new end users will be provisioned to OBN.


       OBN also will provide the local service capabilities needed to support the Company's planned provision of CTP services. The Company intends to begin activities in planning and marketing CTP services, and purchasing, installing and testing the switching modules necessary to provide such services after OBN becomes fully functional.

       The Company has used a portion of the proceeds from its 1996 stock offering for: (i) advances to new and existing partitions to support their marketing efforts, (ii) procurement of additional hardware and software for OBN,
(iii) direct marketing efforts, including the purchase of a direct marketing center in Clearwater, Florida, and (iv) the purchase of a new headquarters building in New Hope, Pennsylvania. The Company intends to use the remaining proceeds: (i) to further fund new and existing partitions, (ii) to expand direct marketing efforts, including the build out of the direct marketing center, and
(iii) to take advantage of growth opportunities, including but not limited to, possible acquisitions and development of CTP services. The Company expects to spend less of the proceeds of the 1996 stock offering to start up OBN than originally planned because of the new AT&T contract tariff, which will allow the Company to avoid some of the costs associated with moving existing end users to OBN and permit the Company to phase in OBN more cost effectively by not leasing transmission facilities before traffic levels are sufficient to fill them. There can be no assurance that the Company's financial performance will meet analyst expectations in the future.



       On October 29, 1996, the FCC announced that, following a nine month transition period, long distance carriers would no longer file tariffs for interstate domestic long distance service, and that the relationship between carriers and their customers would be governed by contracts. Carriers also would have the option immediately to cease filing tariffs. The FCC's order will be effective 30 days after publication in the Federal Register. The Company does not expect the FCC's detariffing order to have a material effect on its business.


                          DESCRIPTION OF CAPITAL STOCK

       The Company's authorized capital stock consists of 100,000,000 shares of Common Stock, $.01 par value per share, and 5,000,000 shares of undesignated Preferred Stock, $.01 par value per share. As of October 29, 1996, 29,917,446 shares of Common Stock were issued and outstanding. There were no shares of Preferred Stock designated or issued. For further information about the Company's authorized capital stock, reference is made to the Company's reports incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."


                                 USE OF PROCEEDS

       The Company will not directly receive any of the proceeds from the sale of the Common Stock offered by this Prospectus. A Selling Stockholder, Collective Communications Services, Inc. ("CCS"), will distribute its proceeds from the sale of Common Stock offered by this Prospectus to its stockholders, four of whom collectively are indebted to the Company in the principal amount of $600,000 and have agreed to repay this indebtedness with part of the proceeds that they will receive from CCS. See "SELLING STOCKHOLDERS -- CCS."

                             SELLING STOCKHOLDERS


       The Selling Stockholders offer for resale in this Prospectus the shares of Common Stock that they acquired or will acquire upon the exercise of Warrants that the Company granted to five partitions (the "Partitions") that market the Company's telecommunications services and to the managing underwriter of the Company's initial public offering of Common Stock in September and October 1995, Gerard Klauer Mattison & Co., LLC, a New York limited liability company ("Gerard Klauer Mattison" or "GKM"). The Partitions are Collective Communications Services, Inc., a Pennsylvania corporation ("CCS"), Network Plus, Inc., a Massachusetts corporation ("Network Plus" or "NP"), Anne Marie Co., LLC, a New Jersey limited liability company ("AMC"), Eastern Telecommunications Incorporated, a New York corporation ("Eastern"), and The Furst Group, Inc., a New Jersey corporation ("The Furst Group" or "TFG"). The Company's grant of the Warrants to the Partitions and GKM was made pursuant to the exemption from registration under the Securities Act provided by Section 4(2) thereof.



CCS

       The Company entered into a warrant agreement with CCS dated as of January 11, 1996 (the "CCS Warrant"), which provides that CCS can purchase, subject to certain conditions and adjustments, 240,000 shares of Common Stock at a price of $14.00 per share between June 1, 1996 and December 31, 1996. The market price of the Common Stock on the date of grant of the CCS Warrant was $12.25 per share. On March 15, 1996, the Company effected a 3-for-2 stock split in the form of a 50% stock dividend, which caused the CCS Warrant to cover as of the date of this Prospectus 360,000 shares of Common Stock at a price of $9.33 per share. Vesting of the CCS Warrant is subject to certain performance contingencies related to conduct of business with the Company, which the Company believes to have been satisfied as of the date of this Prospectus. Upon exercise of the CCS Warrant, CCS will hold the shares of Common Stock that it will acquire in a voting trust, the voting trustee for which will be Daniel Borislow, the Company's Chairman, Chief Executive Officer and largest stockholder. CCS may sell the shares of Common Stock in the voting trust at any time, and the voting trust will dissolve whenever CCS sells all of the shares of Common Stock it obtains upon exercise of the CCS Warrant. The Company has a right of first refusal upon sale or transfer of the CCS Warrant or the shares issued upon the exercise thereof. CCS anticipates distributing proceeds from the sale of shares underlying the CCS Warrant to its shareholders, four of whom collectively are indebted to the Company in the amount of $600,000 and have agreed to use a portion of the proceeds to repay said indebtedness. As of the date of this Prospectus, CCS owns no shares of the Company's Common Stock and is offering in this Prospectus all of the shares of Common Stock that it will own upon the exercise of the CCS Warrant. CCS holds another warrant to purchase 360,000 shares of Common Stock at a price of $9.33 per share.


Network Plus

       The Company entered into a warrant agreement with Network Plus dated as of January 11, 1996 (the "NP Warrant") which provides that NP can purchase, subject to certain conditions and adjustments, 200,000 shares of Common Stock at a price of $14.00 per share between September 1, 1996 and January 10, 1997. The market price of the Common Stock on the date of grant of the NP Warrant was $12.25 per share. On March 15, 1996, the Company effected a 3-for-2 stock split in the form of a 50% stock dividend, which caused the NP Warrant to cover as of the date of this Prospectus 300,000 shares of Common Stock at a price of $9.33 per share. Pursuant to the terms of a Settlement Agreement and Release, Network Plus has transferred one third of the NP Warrant to Jenkintown Ltd., a Pennsylvania corporation. Thus, the following persons (the "NP Selling Stockholders") offer the following number of shares underlying the NP Warrant in this Prospectus:

             Network Plus                         200,000
             Jenkintown, Ltd.                     100,000

Vesting of the NP Warrant is subject to certain performance contingencies related to conduct of business with the Company, which the Company believes to have been satisfied as of the date of this Prospectus. Upon exercise of the NP Warrant, the NP Selling Stockholders will hold the shares of Common Stock that they will acquire in a voting trust, the voting trustee for which will be Daniel Borislow, the Company's Chairman, Chief Executive Officer and largest shareholder. The NP Selling Stockholders may sell the shares of Common Stock in the voting trust at any time, and the voting trust will dissolve whenever the NP Selling Stockholders sell all of the shares they obtain upon exercise of the NP Warrant. The Company has a right of first refusal upon sale or transfer of the NP Warrant or the shares issued upon the exercise thereof. As of the date of this Prospectus, the NP Selling Stockholders own no shares of the Company's Common Stock, and are offering in this Prospectus all of the shares of Common Stock that they will own upon the exercise of the NP Warrant. Network Plus holds warrants, which have not yet vested, to purchase an additional 382,500 shares of Common Stock at a price of $9.33 per share. Network Plus and The Furst Group are negotiating a Settlement Agreement and Release, which may result in the transfer of warrants to purchase up to 100,000 shares of Common Stock from Network Plus to The Furst Group. See also "--The Furst Group" regarding other shares offered in this Prospectus.


AMC

       The Company entered into a warrant agreement with AMC dated as of January 12, 1996 (the "AMC Warrant"), which provides that AMC can purchase, between September 1, 1996, and January 11, 1997, subject to certain conditions and adjustments, 20,000 shares of Common Stock at a price of $12.375 per share, which was the market price of the Common Stock on the date of grant. On March 15, 1996, the Company effected a 3-for-2 stock split in the form of a 50% stock dividend, which caused the AMC Warrant to cover 30,000 shares of Common Stock at a price of $8.25 per share. Vesting of the AMC Warrant is subject to certain performance contingencies related to conduct of business with the Company, which the Company believes to have been satisfied as of the date of this Prospectus. AMC has agreed that, upon exercise of the AMC Warrant, it will hold the shares of Common Stock that it will acquire in a voting trust, the voting trustee for which will be Daniel Borislow, the Company's Chairman, Chief Executive Officer and largest shareholder. AMC may sell the shares of Common Stock in the voting trust at any time, and the voting trust will dissolve whenever AMC sells all of the shares of Common Stock it obtains upon exercise of the AMC Warrant. The Company has a right of first refusal upon sale or transfer of the AMC Warrant or the shares issued upon the exercise thereof. As of the date of this Prospectus, AMC owns no shares of the Company's Common Stock, and is offering in this Prospectus all of the shares of Common Stock that it will own upon the exercise of the AMC Warrant.

Eastern

       The Company entered into a warrant agreement with Eastern dated as of January 12, 1996 (the "Eastern Warrant"), which provides that Eastern can purchase, between May 12, 1996, and February 15, 1997, subject to certain conditions and adjustments, 200,000 shares of Common Stock at a price of $12.25 per share, which was the market price of the Common Stock on January 11, 1996. On March 15, 1996, the Company effected a 3-for-2 stock split in the form of a 50% stock dividend, which caused the Eastern Warrant to cover 300,000 shares of Common Stock at a price of $8.167 per share. Vesting of the Eastern Warrant is subject to certain performance contingencies related to conduct of business with the Company, which the Company believes to have been satisfied as of the date of this Prospectus. Eastern owns no shares of the Company's Common Stock as of the date of this Prospectus and is offering in this Prospectus all of the shares of Common Stock that it will own upon the exercise of the Eastern Warrant. Eastern holds additional warrants, which have not yet vested, to purchase 673,500 shares of Common Stock at a price of $8.167 per share.

The Furst Group

       The Company and The Furst Group entered into a telecommunications services agreement dated as of March 14, 1996 (the "TFG Agreement"), pursuant to which The Furst Group agreed to purchase certain telecommunications services and other associated services from the Company. Simultaneous with the execution of the Agreement, the Company issued The Furst Group warrants (the "TFG Warrants") to purchase, subject to certain adjustments and conditions, 1,000,000 shares of Common Stock at an exercise price of $17.00 per share, which was the market price of the Common Stock on the date of the TFG Agreement. The Company effected a 3-for-2 stock split in the form of a 50 percent stock dividend on March 15, 1996, which caused the TFG Warrants to cover 1,500,000 shares of Common Stock at an exercise price of $11.33 per share. The TFG Warrants had a net exercise provision, which provided for a cashless exercise in which the TFG Warrants were exchanged for shares of Common Stock. The TFG Warrants were transferable only to TFG's stockholders, and TFG made such a transfer to its stockholders, who exercised the TFG Warrants, and are offering the shares of Common Stock obtained upon the exercise of the TFG Warrants in this Prospectus (the "TFG Selling Stockholders"). The names of the TFG Selling Stockholders and the number of shares that they are offering in this Prospectus are as follows:


         Selling Stockholder                Shares
         -------------------                ------

           James D. Kaylor                  403,829
           John S. Streep                   395,144
           Kristen M. Streep                  4,342
           J. Ryan Streep                     4,342
           Jeffrey L. Bockol                 30,395
           Leslie J. Bockol                   4,342
           Matthew A. Bockol                  4,342
           Marcia L. Bockol                   4,342
           Wayne C. Phipps                    8,684
           Hubert A. Streep                   8,684



Under certain circumstances, the Company has a right of first refusal upon the sale or transfer of the shares of Common Stock that the TFG Selling Stockholders hold. As of the date of this Prospectus, the TFG Selling Stockholders own no shares of Common Stock other than those that they acquired upon the exercise of the TFG Warrants, and are offering all of the shares of Common Stock that they acquired upon the exercise of the TFG Warrants in this Prospectus. As described herein under "SELLING STOCKHOLDERS -- Network Plus," TFG is negotiating with Network Plus and may obtain a portion of the NP Warrant to purchase up to 100,000 shares of the Company's Common Stock; the resale of the Common Stock that TFG would own upon the exercise of that warrant is being registered in this Prospectus.


Gerard Klauer Mattison

             In connection with the initial public offering of its Common Stock in September and October 1995 (the "IPO"), the Company granted the managing underwriter of the IPO, GKM, warrants to purchase up to 300,000 shares of its Common Stock at a price of $17.1875 per share between September 20, 1996 and September 20, 2000 (the "GKM Warrants"). The price to the public of Common Stock in the IPO was $13.75 per share. The GKM Warrants could not be transferred, sold, assigned or hypothecated for a period of one year commencing from the date of the IPO, except that they could be transferred in whole or in part to any person who was an officer or partner of GKM or to any of the underwriters in the IPO or members of the selling group and/or officers or partners thereof during such period, subject to compliance with applicable securities laws, and certain provisions for appropriate adjustments in the event of stock splits, stock dividends, combinations, reorganizations, recapitalizations and other customary anti-dilution provisions. On March 15, 1996, the Company effected a 3-for-2 stock split in the form of a 50% stock dividend, which caused the GKM Warrants to cover as of the date of this Prospectus 450,000 shares of Common Stock at a price of $11.46 per share. GKM was co-managing underwriter of the Company's public offering of Common Stock in March and April 1996. As of the date of this Prospectus, GKM owns no shares of the Common Stock, although from time to time it owns shares of the Common Stock in its capacity as a market maker in the Company's Common stock; GKM is offering all of the shares of the Common Stock that it will acquire upon the exercise of the GKM Warrants in this Prospectus.

                              PLAN OF DISTRIBUTION


       The Selling Stockholders have advised the Company that, depending on market conditions and other factors, they may sell the Shares of Common Stock offered hereby from time to time, in one or more transactions, which may involve block transactions, on the Nasdaq National Market, or otherwise, at market prices prevailing at the time of sale, at negotiated prices, or at fixed prices, which may be changed. Such sales may be effected directly, or through agents, or through underwriters or dealers, which may include Salomon Brothers Inc.





       To the extent required pursuant to Rule 424 under the Securities Act, a Prospectus Supplement will be filed with the Securities and Exchange Commission with respect to a particular offering setting forth the terms of any offering, including the name or names of any underwriters or agents, if any, any underwriting discounts and other items constituting underwriters' compensation, the offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.



       If underwriters are used in a sale, shares of Common Stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The shares may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of shares to be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters, will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase the Offered Securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the shares if any are purchased.

       If dealers are utilized in the sale of shares of Common Stock in respect of which this Prospectus is delivered, the Selling Stockholders will sell such shares to the dealers as principals. The dealers may then resell such shares to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in a Prospectus Supplement relating thereto.

       If an agent is used, the agent will be named, and the terms of the agency and any commissions will be set forth in a Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

       Shares of Common Stock may sold directly by the Selling Stockholders to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales, including the terms of any bidding or auction process, will be described in the Prospectus Supplement relating thereto.

       Agents, dealers and underwriters may be entitled under agreements entered into with the Selling Stockholders to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for the Company or the Selling Stockholders in the ordinary course of business.


       One of the Selling Stockholders, GKM, served as managing and co-managing underwriter of the Company's initial public offering of Common Stock in September and October 1995 and public offering of Common Stock in March and April 1996, respectively, and received warrants as part of its underwriting compensation in the initial public offering. See "SELLING STOCKHOLDERS -- Gerard Klauer Mattison."



       The Company will bear all costs and expenses of the registration of the Common Stock under the Securities Act and certain state securities laws, other than fees of counsel for the Selling Stockholders and any discounts or commissions payable with respect to sales of such Common Stock. The Selling Stockholders will pay any transaction costs associated with effecting any sales that occur.


       The Selling Stockholders are not restricted as to the price or prices at which they may sell shares of Common Stock acquired upon the exercise of the Warrants. Such sales may have an adverse effect on the market price of the Common Stock. Moreover, the Selling Stockholders are not restricted as to the number of shares of Common Stock that may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time, which also may have an adverse effect on the market price of the Common Stock.

       The Company has agreed to indemnify the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act.


                                  LEGAL MATTERS

       Aloysius T. Lawn, IV, the Company's General Counsel and Secretary, will render an opinion to the effect that the Common Stock offered by this Prospectus is duly authorized, validly issued, fully paid and non-assessable. Mr. Lawn holds options, which will vest on December 4, 1996, to purchase 90,000 Shares of Common Stock at a price of $9.50 per share and 30,000 shares of Common Stock at a price of $23.25 per share. Mr. Lawn's employment contract provides that on December 4, 1996 he shall be granted immediately exercisable options to purchase an additional 45,000 shares of Common Stock at the market price of the Common Stock on December 4, 1996.




                                     EXPERTS

       The consolidated financial statements and schedule incorporated by reference in this Prospectus have been audited by BDO Seidman LLP, independent certified public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

                       TABLE OF CONTENTS

                                                                          Page
                                                                          ----

AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . .      3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . . .      4

RISK FACTORS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5

THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13

RECENT DEVELOPMENTS . . . . . . . . . . . . . . . . . . . . . . . . . .     13

DESCRIPTION OF CAPITAL STOCK  . . . . . . . . . . . . . . . . . . . . .     15

USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . .     15

SELLING STOCKHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . .     16

PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . . .     19

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     20

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     20

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.


       SEC registration  . . . . . . . . . . .     $17,733
       Printing and engraving expenses . . . .       1,000*
       Legal fees and expenses . . . . . . . .      40,000*
       Accounting fees and expenses  . . . . .      15,000*
       Transfer agent and trustee fees . . . .       1,000*
       Miscellaneous . . . . . . . . . . . . .       1,000*
       Nasdaq Filing Fee . . . . . . . . . . .      17,500

       Total . . . . . . . . . . . . . . . . .     $93,233

       *Estimates


Item 15.  Indemnification or Director and Officers.

       The Delaware General Corporation Law provides, in substance, that Delaware corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions or suits by or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees and agents, against expenses (including attorneys' fees) and, in the case of actions, suits or proceedings brought by third parties, against judgment, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceeding.

       The Company's Bylaws also provide for indemnification to the fullest extent permitted by the Delaware General Corporation Law. Reference is made to the Company's Bylaws.

       As permitted by the Delaware General Corporation Law, the Company's Bylaws eliminate the personal liability of its directors to the Company and its stockholders, in certain circumstances, for monetary damages arising from a breach of the director's duty of care. Additionally, the Company has entered into indemnification agreements with some of its directors and officers. These agreements provide for indemnification to the fullest extent permitted by law and, in certain respects, may provide greater protection than that specifically provided for by the Delaware General Corporation Law. The agreements do not provide indemnification for, among other things, conduct which is adjudged to be fraud, deliberate dishonesty or wilful misconduct.

       The Company has purchased an insurance policy that purports to insure the officers and directors against certain liabilities incurred by them in the discharge of their functions as officers and directors.


Item 16.  Exhibits.


Exhibit No.                               Description

    4.1 Amended and Restated Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 to the Company's registration statement on Form S-1 (File No. 33-94940)).

    4.2 Amendment to the Amended and Restated Certificate of Incorporation of the Company effective as of April 15, 1996 (incorporated by reference to Exhibit 3.3 to the Company's registration statement on Form S-1 (File No. 333-2738)).

    4.3           Bylaws of the Company  (incorporated  by  reference to Exhibit
                  3.2 to the Company's registration statement on Form S-1 (File No. 33-94940)).

    4.4 Form of Nontransferable Warrant To Purchase Common Stock of Tel-Save Holdings, Inc. issued to Stockholders of The Furst Group, Inc.


    4.5 Warrant Agreement between Collective Communications Services, Inc. and Tel-Save Holdings, Inc., dated as of January 11, 1996, to purchase Common Stock of Tel-Save Holdings, Inc.



    4.6 Warrant Agreement between Network Plus, Inc. and Tel-Save Holdings, Inc., dated as of January 11, 1996, to purchase Common Stock of Tel-Save Holdings, Inc.



    4.7 Warrant Agreement between Anne Marie Co., LLC and Tel-Save Holdings, Inc., dated as of January 12, 1996, to purchase Common Stock of Tel-Save Holdings, Inc.



    4.8           Warrant   Agreement    between   Eastern    Telecommunications
                  Incorporated and Tel-Save Holdings, Inc., dated as of January 12, 1996, to purchase Common Stock of Tel-Save Holdings, Inc.



    4.9 Warrant, dated as of September 25, 1995, granted to Gerard Klauer Mattison & Co., LLC to purchase common stock of Tel-Save Holdings, Inc.

    5.1           Opinion of Aloysius T. Lawn, IV.

    23.1          Consent of BDO Seidman, LLP.

    23.2          Consent of Aloysius T. Lawn,  IV  (included as part of Exhibit
                  5.1).

    24.1          Power of Attorney (included as part of the signature page).


  Item 17.  Undertakings.

       (a) The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.


       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Solebury, Commonwealth of Pennsylvania, on November 5, 1996.


                               TEL-SAVE HOLDINGS, INC.



                               By: /s/ Daniel Borislow
                                   _____________________________
                                   Daniel Borislow
                                   Chairman of the Board of
                                     Directors, Chief Executive
                                     Officer and Director


       KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel Borislow and Aloysius T. Lawn, IV, and each of them, each with full power to act without the other, his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any or all further amendments or supplements (including post-effective amendments) to this Form S-3 Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitutes, may lawfully do or cause to be done by virtue thereof.

       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below:


     Signature                    Title                      Date
     ---------                    -----                      ----



/s/ Daniel Borislow       Chairman of the Board         November 5, 1996
_____________________     of Directors, Chief
  Daniel Borislow         Executive Officer and
                          Director (Principal
                          Executive Officer)

/s/ Gary W. McCulla       President, Director           November 5, 1996
____________________      of Sales and Marketing
  Gary W. McCulla         and Director

/s/ Emanuel J. DeMaio     Chief Operations              November 5, 1996
_____________________     Officer and Director
  Emanuel J. DeMaio

/s/ Joseph A Schenk       Chief Financial Officer       November 5, 1996
_____________________     and Director (Principal
   Joseph A. Schenk       Financial Officer)

/s/ Kevin R. Kelly        Controller (Principal         November 5, 1996
_____________________     Accounting Officer)
 Kevin R. Kelly

/s/ Harold First          Director                      November 5, 1996
_____________________
  Harold First

/s/ Ronald R. Thoma       Director                      November 5, 1996
_____________________
Ronald R. Thoma

                                  EXHIBIT INDEX


Exhibit No.                              Description
-----------                              -----------

    4.1 Amended and Restated Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 to the Company's registration statement on Form S-1 (File No. 33-94940)).

    4.2 Amendment to the Amended and Restated Certificate of Incorporation of the Company effective as of April 15, 1996 (incorporated by reference to Exhibit 3.3 to the Company's registration statement on Form S-1 (File No. 333-2738)).

    4.3           Bylaws of the Company  (incorporated  by  reference to Exhibit
                  3.2 to the Company's registration statement on Form S-1 (File No. 33-94940)).

    4.4 Form of Nontransferable Warrant To Purchase Common Stock of Tel-Save Holdings, Inc. Issued to Stockholders of The Furst Group, Inc.



    4.5 Warrant Agreement between Collective Communications Services, Inc. and Tel-Save Holdings, Inc., dated as of January 11, 1996, to purchase Common Stock of Tel-Save Holdings, Inc.



    4.6 Warrant Agreement between Network Plus, Inc. and Tel-Save Holdings, Inc., dated as of January 11, 1996, to purchase Common Stock of Tel-Save Holdings, Inc.



    4.7 Warrant Agreement between Anne Marie Co., LLC and Tel-Save Holdings, Inc., dated as of January 12, 1996, to purchase Common Stock of Tel-Save Holdings, Inc.



    4.8           Warrant   Agreement    between   Eastern    Telecommunications
                  Incorporated and Tel-Save Holdings, Inc., dated as of January 12, 1996, to purchase Common Stock of Tel-Save Holdings, Inc.



    4.9 Warrant, dated as of September 25, 1995, granted to Gerard Klauer Mattison & Co., LLC to purchase common stock of Tel-Save Holdings, Inc.


    5.1           Opinion of Aloysius T. Lawn, IV.

    23.1          Consent of BDO Seidman, LLP.

    23.2          Consent of Aloysius T. Lawn,  IV  (included as part of Exhibit
                  5.1).

    24.1          Power of Attorney (included as part of the signature page).